UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 10, 2012 (February 7, 2012)
GAMESTOP CORP.
(Exact name of registrant as specified in its charter)
Delaware	1-32637	20-2733559
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
625 Westport Parkway, Grapevine, TX		76051
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(817) 424-2000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of GameStop Corp. (the “Company”) set the annual compensation opportunities for the Company’s fiscal year ending February 2, 2013 (“fiscal 2012”) of Daniel A. DeMatteo, Executive Chairman, J. Paul Raines, Chief Executive Officer, Tony D. Bartel, President, and Robert A. Lloyd, Executive Vice President & Chief Financial Officer.

Name and Position	2012 Base Salary	2012 Annual Incentive Opportunity (% of Base Salary)	2012 Long-term Incentive Opportunity	2012 Total Direct Compensation Opportunity	2012 Performance-Based Special Retention Grants
Daniel A. DeMatteo Executive Chairman	$900,000	200%	$2,500,000	$5,200,000	--
R. Richard Fontaine (1) Chairman International	$600,000	--	$225,000	$825,000	--
J. Paul Raines Chief Executive Officer	$1,030,000	200%	$4,000,000	$7,090,000	$3,090,000
Tony D. Bartel President	$806,000	100%	$2,400,000	$4,012,000	$2,418,000
Robert A. Lloyd Executive Vice President & Chief Financial Officer	$600,000	100%	$1,680,000	$2,880,000	$1,800,000

(1)
On June 2, 2010, the Company entered into an amendment to the employment agreement with Mr. Fontaine which provides that Mr. Fontaine will continue as Chairman International at a salary of $600,000 per year until his employment ceases on March 3, 2013.  Mr. Fontaine is not eligible to receive an annual incentive opportunity.  Mr. Fontaine received a long-term incentive award granted one-half in shares and one-half in cash consistent with that received by non-executive members of the Company’s board of directors.

Fiscal 2012 Base Salaries

The Committee approved the following adjustments to base salaries, effective February 13, 2012:

Name and Position	2011 Base Salary	2012 Base Salary	Increase / (Decrease)
Daniel A. DeMatteo Executive Chairman	$1,250,000	$900,000	($350,000)
R. Richard Fontaine Chairman International	$600,000	$600,000	$0
J. Paul Raines Chief Executive Officer	$1,030,000	$1,030,000	$0
Tony D. Bartel President	$775,000	$806,000	$31,000
Robert A. Lloyd Executive Vice President & Chief Financial Officer	$550,000	$600,000	$50,000

Fiscal 2012 Performance Bonus Criteria

For fiscal 2012, the Committee approved performance criteria based on operating earnings, with payouts based on a percentage of annual salary as set forth above.  The operating earnings target set for 2012 demonstrates 10% growth over the amount currently expected for the fiscal year ended January 28, 2012 (“fiscal 2011”).  Bonuses may also be earned in greater or lesser percentages if targets are exceeded or not achieved by specified amounts, as set forth in the Compensation Plan.  The Committee made no changes to the annual incentive opportunities of Daniel A. DeMatteo, J. Paul Raines, Tony D. Bartel, or Robert A. Lloyd.

Fiscal 2012 Long-term Incentive Awards

The aforementioned fiscal 2012 long-term incentive opportunities approved by the Committee were awarded in the form of restricted shares.  The Committee believes this structure helps to align the interests of our executive officers with the interests of shareholders.  In the past, the Company had granted a combination of restricted shares and cash due to limitations on the amount of shares available to grant under the Company’s incentive plan.  A new 2011 Incentive Plan was approved by shareholders at the annual shareholder meeting in June 2011 which provides adequate shares for the Company to return to granting restricted shares as its long-term incentive and eliminate the need to also grant cash.

One-half of the fiscal 2012 awards are earned upon achievement of defined performance goals (“Performance Grants”), including partial vesting based on achievement of specified percentages of the targets, with the remaining one-half earned on the basis of continued service (“Time-Vested Grants”).  Specifically, the Committee approved the following grants to the above-listed executive officers and R. Richard Fontaine, the Company’s Chairman International:

2012 Long-term Incentive Awards – Stock-Denominated Grants

Name and Position	Time-Vested Grant (1)	Performance Grant – EPS (2)	Performance Grant -- ROIC (3)	Total Value (4)
Daniel A. DeMatteo Executive Chairman	53,400	26,700	26,700	$2,500,000
R. Richard Fontaine (1) Chairman International	4,800	--	--	$112,500
J. Paul Raines Chief Executive Officer	85,200	42,600	42,600	$4,000,000
Tony D. Bartel President	51,000	25,500	25,500	$2,400,000
Robert A. Lloyd Executive Vice President & Chief Financial Officer	36,000	18,000	18,000	$1,680,000

(1)	Shares granted are Class A Common Stock, vesting in equal installments on February 7th of each of the years 2013 through 2015.

(2)
Shares granted are Class A Common Stock, subject to a performance target tied to earnings per share with such target to be measured following the completion of fiscal 2012.  The earned shares will be vested in equal annual installments on February 7th of each of the years 2013 through 2015.

(3)
Shares granted are Class A Common Stock, subject to a three-year performance target tied to achieving a return on invested capital of 17% following the completion of the fiscal year ended January 31, 2015 (“fiscal 2014”).  The earned shares will be vested immediately on February 7, 2015.

(4)	The value of stock denominated awards is based on a stock price of approximately $23.50 per share of Class A Common Stock.

2012 Performance-Based One-time Retention Grants

Over the next several years, GameStop faces several challenges which will impact the long-term success of the Company, including:

•	Continued transition of management responsibilities to a new generation of leadership;
•	Continued transformation of the Company from a bricks & mortar retailer, into a multi-channel retailer encompassing on-line retailing and operating various digital gaming properties;
•	Continued efforts to consolidate and right-size international operations;
•	Preparing for the anticipated release of next-generation gaming platforms while managing the decline of the current generation of consoles and related consumer demand; and
•	A challenging economic climate, affecting aggregate consumer demand and, in particular, consumer discretionary spending.

In light of these challenges, the Committee created a special, one-time long-term award that would support retention of a highly-talented and capable management team.  At the same time, the Committee desired to create a program that also recognizes the importance of maintaining and improving the financial and operating performance of the business.

The Committee and the Board recognize the critical role played by Messrs. Raines, Bartel and Lloyd in meeting the challenges described above.  In recognition of these critical roles, the Committee approved a grant designed to retain Messrs. Raines, Bartel and Lloyd for the next three years.  The value of the grant for each individual represents a multiple of three times their 2012 annual salary.  The number of shares granted is derived using a stock price of $23.50 per share, which approximates the Company’s share price at the time of the grant.  The shares granted are subject to a performance target tied to the Company’s growth in net earnings in fiscal 2014 as measured against net earnings for fiscal 2011.  These awards vest in their entirety following measurement of the performance against the target following fiscal 2014, including partial vesting for achievement of specified percentages of the target.

2012 Performance-Based Special Retention Grants

Name and Position	Shares	Total Value (1)
J. Paul Raines Chief Executive Officer	131,500	$3,090,000
Tony D. Bartel President	102,900	$2,400,000
Robert A. Lloyd Executive Vice President & Chief Financial Officer	76,600	$1,800,000

(1)
Class A Common Stock, with shares granted subject to a three-year performance target tied to achieving 20% growth in net earnings in fiscal 2014 over the amount achieved in fiscal 2011.  The earned shares will be vested immediately on February 7, 2015.

Reduction in Compensation for Executive Chairman

As part of the continued transition of management responsibilities to a new generation of leadership, the role of Daniel A. DeMatteo, our Executive Chairman, has been evolving since 2010.  As Executive Chairman, Mr. DeMatteo will continue to coordinate the activities of the Company’s board of directors and be involved on a daily basis in setting the strategic direction of the Company and in oversight of the Company’s day-to-day operations.  Mr. J. Paul Raines, the Company’s Chief Executive Officer, reports directly to Mr. DeMatteo; however, Mr. DeMatteo routinely meets with many members of management to discuss strategy, results of operations, issues and risks facing the Company and other day-to-day business matters.

Due to the continued transition of Mr. DeMatteo’s role as Executive Chairman, the Committee made the decision to reduce the compensation package for Mr. DeMatteo.  The compensation package has been reduced approximately $2.2 million, or 30%, from fiscal 2011 to fiscal 2012 to align Mr. DeMatteo’s compensation with compensation packages typical for the executive chairman role he occupies.  The overall compensation package for fiscal 2012 for Mr. DeMatteo was set by the Committee following benchmarking of the pay packages for executive chairmen for the approximately 80 companies in the S&P 500 that have an executive chairman role.  Mr. DeMatteo’s 2012 total targeted compensation package of approximately $5.2 million is approximately 73% of the total targeted annual compensation package of approximately $7.1 million for Mr. Raines.

Pay Tied to Performance

In an effort to further align the interests of the Company’s named executive officers with those of shareholders, the Compensation Committee and management both recognized the need to introduce incentive awards tied to three-year performance and to introduce additional performance measures.  Accordingly, a portion of the long-term incentive award for Messrs. DeMatteo, Raines, Bartel and Lloyd is tied to return on invested capital to be measured after fiscal 2014.  In addition, the one-time retention grants for Messrs. Raines, Bartel and Lloyd are tied to achievement of 20% growth in net earnings for fiscal 2014 (as measured against net earnings for fiscal 2011).

As shown in the following table, the portion of overall compensation tied to performance (including the retention award) for the compensation plans awarded in 2012 for Messrs. Raines, Bartel and Lloyd represents 70%, 69% and 69%, respectively, of total targeted compensation (increased from 57%, 50% and 50%, respectively, tied to performance in the compensation targets awarded in 2011).  The following table also indicates the portion of the compensation targets awarded in 2012 tied to salary, time-vesting, one-year performance, three-year performance and performance (one year and three year combined):

Name and Position	Percentage of Targeted Pay in Salary	Percentage of Targeted Pay in Time-vested Awards	Percentage of Targeted Pay in One Year Performance Awards	Percentage of Targeted Pay in Three Year Performance Awards	Percentage of Targeted Pay in Performance Awards
Daniel A. DeMatteo Executive Chairman	17%	24%	47%	12%	59%
J. Paul Raines Chief Executive Officer	10%	20%	30%	40%	70%
Tony D. Bartel President	12%	19%	22%	47%	69%
Robert A. Lloyd Executive Vice President & Chief Financial Officer	13%	18%	22%	47%	69%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: February 10, 2012

/s/        Robert A. Lloyd
Name:  Robert A. Lloyd
Title:    Executive Vice President and Chief
             Financial Officer